UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 21, 2015

Sanomedics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54167	27-3320809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Brickell Avenue, Suite 415, Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (305) 433-7814 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2015, Sanomedics, Inc., a Delaware corporation (the "Company" or "Seller") and its wholly owned subsidiary, Thermomedics, Inc., a Nevada corporation ("Thermomedics"), entered into a Stock Purchase Agreement ("Purchase Agreement") for the sale and purchase of Thermomedics, pursuant to which the Company has agreed to sell 100% of the stock of Thermomedics to PositiveID Corporation, a Delaware corporation (the "Buyer"), (collectively the "Acquisition").

As consideration, at time of closing, the Buyer will pay the Company an aggregate of Seven Hundred and Fifty Thousand Dollars ($750,000) (the "Aggregate Purchase Price "),Two Hundred and Fifty Thousand Dollars ($250,000) of which is payable in cash and Five Hundred Thousand Dollars ($500,000) of which is payable in the form of 500 shares of Series J Convertible Preferred Stock (the "Preferred Stock") of the Buyer, subject to an adjustment of $29,000 for Thermomedics' working capital deficit and $25,000 for the legal fees of the Buyer, as detailed in the Purchase Agreement. In connection with the Acquisition, additional earn-out payments of up to Seven Hundred Fifty Thousand Dollars ($750,000) for each of the fiscal years ending December 31, 2016 and 2017 may be earned by the Company if certain revenue thresholds are met, as described in the Purchase Agreement. Such earn-out payments, if any, will consist of twenty five percent (25%) in cash (up to One Hundred Eighty Seven Thousand Dollars ($187,000)) and seventy five percent (75%) in shares of preferred stock of the Buyer (up to 563 shares of Preferred Stock) for each of the fiscal years ending December 31, 2016 and 2017, respectively.

The parties have made customary representations and warranties in the Purchase Agreement and agreed to certain covenants. Such representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to in negotiating the terms of the Purchase Agreements.

On October 21, 2015, the Company also entered into an agreement (the "Brace Shop Agreement") with Mrs. Lynne Shapiro whereby the Company agreed to buy all of the outstanding membership interests of The Brace Shop, LLC ("Brace Shop") from Mrs. Shapiro in exchange for $250,000 in cash and preferred stock of the Company which is convertible into 84.9% of the full-diluted issued and outstanding capital stock of the Company. The preferred stock is not convertible into common stock of the Company until the six month anniversary of the closing. In addition, at the closing of the acquisition, which such closing is subject to a number of closing conditions set forth in the Brace Shop Agreement, Mrs. Shapiro would receive a warrant from the Company which during its term would provide that the warrant is exercisable into the number of shares necessary for Mrs. Shapiro to have beneficial ownership of 84.9% of the fully-diluted issued and outstanding capital stock of the Company.

The Brace Shop Agreement further provides that all current officers and directors of the Company would resign concurrently with the closing. At the closing, Keith Houlihan, our current President, would be issued preferred stock of the Company which is convertible into 3.9% of the full-diluted issued and outstanding capital stock of the Company.

A copy of the Purchase Agreement and Brace Shop Agreement are attached as Exhibit 10.90 and 10.91, respectively, to this Current Report on Form 8-K. The description of certain terms of the Purchase Agreement and Brace Shop Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Purchase Agreement and Brace Shop Agreement.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

10.90	Stock Purchase Agreement, dated October 21, 2015, by and between PositiveID Corporation and Sanomedics, Inc.

10.91	Stock Purchase Agreement, dated October 21, 2015, by and between Mrs. Lynne Shapiro and Sanomedics, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanomedics, Inc.

Date: October 26, 2015	By:	/s/ David C. Langle
David C. Langle, Chief Financial Officer

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